PCS Edventures!
The Learning Company


     PCS EDVENTURES! ANNOUNCES BARRON PARTNERS INVESTMENT

          Boise, Idaho January 5, 2006 - PCS Edventures! (OTCBB: PCSV-News) today announced that Barron Partners, a private New York based Investment Partnership, recently invested $1,000,000 in PCS. The transaction involved the purchase of stock from PCS at or near the market price on the date of the investment. In addition, two options for an additional 2,500,000 shares each were issued to be purchased at prices that are each at multiples to the transaction stock price.

           "We are pleased and flattered to announce this relationship with Barron Partners," said Tony Maher PCS CEO. "There is no question they are a significant step above most other investment groups in terms of their ability to expose our Company to a larger group of more sophisticated investors and for the support they provide to companies in which they invest. We have been looking for a sponsor to assist us in our organic growth and acquisition strategies and are pleased with this new partnership."

About PCS Edventures!

     PCS Edventures! is the recognized leader in design, development and delivery of hands-on, project based learning labs to the K-14 market worldwide. It has sold and installed more than 2,750 hands-on, Engineering, Robotics & Science labs at public and private schools, pre-schools, Boys & Girls Clubs, YMCAs, and other after-school programs in all 50 states in the U.S., as well as sites in 15 countries Internationally. The Labs are supported by Edventures! OnLine, an Internet-based and accessed program available in multiple languages, through its curriculum, communication, assessment capabilities, and online community features. This site can be accessed from the Labs or from the home at www.edventures.com.

                             _ _ _

Contact Information:

Financial Contact:             Christina M. Vaughn 1.800.429.3110

Investor Contact:              Anthony A. Maher 1.800.429.3110 X 102,
                               tmaher@pcsedu.com

Web Site:                      www.edventures.com